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                                                                    EXHIBIT 24.1

                        CONSENT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Sizeler Property Investors, Inc.:

  We consent to incorporation by reference in the registration statement (No. 33-76134) on Form S-3 of Sizeler Property Investors, Inc. of our report dated February 1, 1996, relating to the consolidated balance sheet of Sizeler Property Investor, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedules, which report appears in the December 31, 1995, annual report on Form 10-K of Sizeler Property Investors, Inc.

                                          KPMG Peat Marwick LLP

New Orleans, Louisiana
March 27, 1996